EXHIBIT 10.1

AMENDED AND RESTATED

MASTER DISTRIBUTION AGREEMENT

This Master Distribution Agreement (this “Agreement”) is entered into by and between Polar Molecular Corporation, a Delaware corporation (“Polar”) and Lockhart Chemical Company, a Pennsylvania corporation (“Lockhart”) to be effective as of August 14, 2003 (the “Effective Date”).

RECITALS

A. Polar sells a line of fuel additives. Polar’s additive products are based upon proprietary intellectual property that may be combined or reformulated with the technologies of Total Fina ELF or other third parties. Lockhart distributes its products through a worldwide distribution network.

B. Polar and Lockhart desire to distribute Polar’s products through Lockhart’s existing distribution network on an exclusive basis within the territory described in Section I(B) below. Reformulations or combinations of Polar’s products with the technologies of Total Fina ELF shall also be made available to Lockhart under this Agreement for the North American and South American markets; provided that such reformulated or combined products shall only be made available to Lockhart with the express permission of Total Fina ELF for sales into Europe, Asia and Africa.

C. In furtherance of the purposes of this Agreement, Polar also desires to grant Lockhart a non-exclusive license to manufacture certain of the Products for sale to the Distributors (as defined below) and for Lockhart’s direct sales to customers, subject to the terms and conditions set forth herein.

AGREEMENT

Based on the mutual covenants herein and other good and valuable consideration, the parties hereby agree as follows:

SECTION I

DISTRIBUTION

A. Products. The products covered by this Agreement are set forth on Schedule I hereto, as revised from time-to-time by the mutual agreement of Lockhart and Polar (the “Products”).

B. Territory. Subject to the terms and conditions of this Agreement, Polar hereby grants Lockhart the right to be the exclusive master distributor (the “Master Distributor”) of the Products in the Territory. For purposes of this Agreement, the “Territory” means the worldwide secondary market (excluding the Republic of Korea) for heavy equipment operations, including industrial marine, truck, bus and locomotive fleets and electric utility plants; but does not include oil refiners or additive manufacturers, unless approved by Polar on a case by case basis.

C. Distributors. As the Master Distributor, subject to the terms and conditions of this Agreement, Lockhart has the exclusive right to solicit, evaluate and retain individual Distributors (as defined below) to sell such of the Products as Lockhart deems advisable within the segment of the Territory designated by Lockhart.

D. Retention of Exclusivity. The exclusivity of Lockhart’s right to act as the Master Distributor is expressly conditioned upon Lockhart meeting the sales quotas set forth on Schedule II hereto. If at the end of any period set forth on Schedule II, Lockhart has failed to meet the required sales volume, Lockhart shall have 60 days to cure such deficiency. If Lockhart fails to cure such deficiency within 60 days to Polar’s satisfaction, Polar may in its sole discretion, revoke the exclusive nature of the rights granted hereunder upon thirty days written notice to Lockhart; provided that, any Distributor meeting its individual sales goals for the period shall retain exclusivity for its designated territory and Lockhart shall remain the exclusive Master Distributor for such territory.

SECTION II

OBLIGATIONS OF LOCKHART

A. Distributors and Distribution Contracts.

1. Lockhart shall use its best efforts to solicit Distributors for the Products and enter into Distribution Contracts in substantially the form set forth on Exhibit A hereto (the “Distribution Contracts,” and signatories to such contracts are referred to herein as the “Distributors”). The effectiveness of each Distribution Contract shall be expressly conditioned on the approval in writing of such Distribution Contract by Polar, which approval shall not be unreasonably withheld. Polar reserves the right in its sole discretion to require Lockhart to cancel any Distribution Contract upon ninety days written notice to Lockhart.

2. In order to assist Polar in making its approval decision regarding a particular Distributor, Lockhart shall require each potential distributor submitted for approval to provide a sales forecast for the next year and a projection projecting sales of the Products for the next three years. Additionally, Lockhart shall gather and convey to Polar sufficient information regarding the business of potential distributors to allow Polar to make a reasonably informed decision regarding the market capabilities of each perspective distributor.

3. Each Distribution Contract shall expressly define the territory granted to the applicable Distributor in accordance with the limitations of the Territory, as defined in Section I(B) above, and in accordance with any further geographic or other limitations imposed by Lockhart.

4. Lockhart shall promptly notify the Distributors of any additions, deletions or changes to the Products set forth on Schedule I.

5. Lockhart shall use its best efforts to ensure that Products in sufficient quantity are available to fill Distributors’ orders in a timely manner. Lockhart shall provide timely notice to Polar if orders will not be filled within a reasonable time of their placement.

B. Training and Marketing.

1. Lockhart shall make available key members of its sales and marketing departments to Polar for training sessions by Polar personnel regarding the features and benefits of the Products. The number of sessions, the personnel to attend, and the times shall be established by the mutual agreement of the parties.

2. Lockhart shall have the right to develop marketing materials and promotional aids regarding the Products. All marketing materials, including without limitation, any printed materials referring to the Products and any scripts developed for sales presentations related to the Products shall be approved in advance by Polar. The development of all marketing materials for the Products by Lockhart shall be at Lockhart’s sole expense, unless Polar shall have agreed in writing to share such expense.

3. Lockhart shall provide the Distributors with reasonable quantities of the Products to be used as samples to assist in the marketing of the Products. Requests for samples must be submitted in writing to Lockhart by the Distributors with an explanation of their intended use. Lockhart shall promptly provide Polar with copies of all such written requests. All sample materials shall be supplied to the Distributors by Lockhart at Lockhart’s expense using Polar’s specified formulas.

C. Reporting and Notice Requirements.

1. Lockhart shall on a quarterly basis provide a written report to Polar. The written report shall set forth the number of Distribution Contracts executed and in effect, the number of potential Distributors contacted regarding distributing the Products, sales of the Products by Distributor for the previous quarter, and anticipated sales volumes for the upcoming quarter.

2. By December 1 of each calendar year of the term of this Agreement, Lockhart shall also provide Polar with an annual sales plan outlining Lockhart’s general plan for meeting the sales quotas for the upcoming year.

3. Lockhart shall notify Polar promptly of any breach or potential breach, or termination of any of the Distribution Contracts that comes to its attention.

D. Royalty Payments. Lockhart shall by the 15th of each month, pay to Polar the aggregate amount sufficient to satisfy the royalty payment pursuant to Schedule III attached hereto for month prior to the preceding calendar month. Any failure to make royalty payments continuing beyond 30 days shall constitute a default under this Agreement, and shall allow Polar to terminate this Agreement as provided herein or revoke the exclusive nature of this Agreement upon 30 days notice to Lockhart. Credit shall be given for losses by Lockhart due to unpaid invoices or write-offs assuming royalties have been paid on such unpaid invoice or write-offs. Each monthly royalty payment shall be accompanied by a report setting forth sales quantity, unit price and total sales by product and customer or Distributor and the royalty paid on such sales.

SECTION III

OBLIGATIONS OF POLAR

A. Approval of Distributors. Polar shall approve or deny a Distribution Contract within seven business days of receipt of the information required pursuant to Section II(A)(2) above.

B. Training and Marketing.

1. Polar shall conduct training sessions with Lockhart personnel to introduce the features and benefits of the Products at such times and locations as shall be agreed upon by the parties.

2. Polar shall make its personnel available, on reasonable notice and at a location to be agreed upon by the parties, to Lockhart, Distributors, potential distributors, and customers to provide technical assistance regarding the Products and the performance of the Products. Polar shall also make technical data in its possession available to Lockhart to assist Lockhart in selling and marketing the Products. Any travel and related personnel costs incurred by Polar in performance of its obligations under this paragraph will be shared by the parties hereto, as mutually agreed.

SECTION IV

ORDER FLOW AND PAYMENT

Lockhart is hereby authorized and shall be responsible throughout the term of this Agreement to receive and to process orders for Products from the Distributors in a timely and efficient manner. Prices of the Products to be charged to the Distributors on a wholesale basis and to be charged to customers in the secondary market on a retail basis shall be set from time-to-time by Lockhart, in its reasonable discretion; provided that neither the wholesale nor retail price of the products shall fall below Lockhart’s cost to produce such products without the express consent of Polar. Polar reserves the right to from time-to-time approve prices charged by Lockhart to the Distributors and customers in the secondary market upon reasonable notice to Lockhart.

SECTION V

TERM AND TERMINATION

A. Term. Unless earlier terminated pursuant to any other provision hereof, the initial term of this Agreement shall be for a period of time commencing on the Effective Date and terminating on a date that is five years following the Effective Date (the “Initial Term”). If Lockhart has met each of the required sales quotas set forth on Schedule II hereto during the Initial Term and is current on all payments to Polar, the Agreement shall be extended automatically for another five-year period so long as the parties agree on sales quotas for the additional five year period at least 90 days prior to the last day of the Initial Term (the Initial Term and any extension thereof, being the “Term”).

B. Termination for Breach. Either party may cancel this Agreement at any time, without liability and without prejudice to any other right or claim arising under this Agreement, if the other party materially breaches this Agreement or fails to perform any of its material obligations under this Agreement. The party seeking to terminate shall give the other party written notice of that party’s breach and/or non-performance, and, subject to the provisions of Section IX(C), the party receiving the notice shall have 60 days to correct the breach. Subject to the provisions of Section IX(C), if the breaching party fails to correct the breach within 60 days, the non-breaching party may deliver a written termination notice (a “Termination Notice”) to the breaching party, indicating a date certain that is no fewer than three business days from the date that the Termination Notice is delivered to the breaching party. The Agreement shall be deemed to have been terminated as of the date specified by the non-breaching party in the Termination Notice, unless the parties hereto execute a written waiver of the breach or breaches of this Agreement.

C. Effect of Termination. In the event that this Agreement terminates, for any reason whatsoever, immediately upon such termination, each and every Distribution Contract shall simultaneously terminate and shall be of no further force or effect. In such event, Lockhart shall immediately notify the Distributors that the Distribution Contracts have been terminated.

SECTION VI

INTELLECTUAL PROPERTY

A. Polar Intellectual Property. During the Term of this Agreement, subject to the terms and conditions hereof, Polar hereby grants to Lockhart, a non-exclusive, non-transferable right to use Intellectual Property of Polar for marketing and sales of the Products in the Territory, it being understood that this right shall automatically be revoked in the event of any non-permitted use that continues for a period of ten business days after Polar gives written notice of such non-permitted use to the offending party. For purposes of this Agreement, “Intellectual Property” shall mean, wherever registered or perfected, any and all (i) trademarks, service marks, trade names, logos, business and product names, slogans, and registrations and applications for registration thereof; (ii) works in which copyright may be claimed, and registrations and applications for registration thereof; (iii) patents, patent applications, ideas or inventions (whether patentable or not), processes, designs, formulae, ideas, trade secrets, know how, confidential and technical information, product specifications and other technical, business, financial, customer and product development plans, forecasts, strategies, and confidential business information; and (iv) intellectual property rights similar to any of the foregoing; that the respective party owns or has a right to pursuant to license, sublicense, agreement, or permission or otherwise.

B. Limitation of Rights. Lockhart shall not assign, transfer or otherwise permit any person to use the rights granted herein to the Intellectual Property of Polar without the prior written consent of Polar. The parties agree that all goods or services promoted and/or rendered under the Intellectual Property will be of a nature and quality conforming to standards approved by Polar, and that Polar shall have the right to do all things reasonably necessary to ensure the adequacy of the nature and quality of such goods and services. Lockhart shall use the registered marks of Polar only for the goods and services for which they have been registered and the unregistered marks and other Intellectual Property of Polar only for the goods and services for which they have been used in accordance with past practice.

C. Trademark Benefit. The parties agree that all use of Polar’s marks and other Intellectual Property, and all goodwill arising from such use, will inure to the benefit of Polar; provided, however, that nothing set forth herein shall diminish the rights of Polar, and all goodwill arising from such use, in and to such Intellectual Property.

D. Ownership of Intellectual Property. None of Lockhart, its affiliates, the Distributors, or any other party by virtue of this Agreement or any of its activities hereunder, shall obtain any ownership interest in or title to the Intellectual Property (including all improvements thereto).

E. Enforcement and Protection of Intellectual Property. Polar shall have the sole and exclusive right, with Lockhart’s reasonable cooperation, to pursue protection for its Intellectual Property including the Patents (as defined below) and to enforce its rights in the Products against third party infringers, including without limitation against Distributors if necessary. The expenses of any such enforcement, including legal proceedings relating thereto, shall be paid by Polar and any and all recoveries from a lawsuit or settlement shall be the property of Polar. Lockhart agrees to notify Polar promptly of any suspected infringement of the Intellectual Property which may come to its attention and further agrees to use its best efforts to assist Polar, at Polar’s request and expense, in any lawsuit or any other dispute involving the Intellectual Property.

SECTION VII

GRANT OF NON-EXCLUSIVE LICENSE

A. Grant of License. Polar hereby grants to Lockhart a non-exclusive license under the Patents to manufacture, use and sell in the Territory those of the Products set forth on Schedule III hereto. Such license shall be non-exclusive at all times and shall only be in effect so long as the Term of this Agreement. For purposes hereof “Patents” means the patents set forth on Schedule IV hereto.

B. Compensation. In consideration for the grant of this license and the other rights and privileges granted pursuant to this Agreement, Lockhart shall be obligated to pay to Polar the royalties set forth on Schedule III hereto. Payment of the applicable royalty rates will be made in accordance with the provisions of Section II(D) above.

C. Auditing. In addition to the reports required pursuant to Section II(C) above, Polar shall be entitled to reasonable access to Lockhart’s manufacturing and sales records for the purpose of verifying the aggregate royalty payments due to Polar pursuant to the grant of this license. Any such audit shall be conducted at Polar’s expense and any disputes arising over the results of the audit shall be submitted to a mutually agreed upon third party or to the dispute resolution mechanisms of Section X below.

SECTION VIII

SHARING OF INFORMATION AND CONFIDENTIALITY

A. Disclosure of Confidential Information. Pursuant to this Agreement and previous dealings, each party may learn confidential information of the other party, including without limitation information concerning the Products. Each party agrees not to disclose to any third party any confidential information of the other party, except as follows:

1. to the extent that disclosure to a third party is required by applicable law or regulation;

2. to the extent reasonably necessary, disclosure to third parties for the limited purpose of enforcing the terms of this Agreement; or

3. as agreed between the parties;

provided, however, that prior to any such disclosure, the disclosing party shall notify the other party of its intent to make such disclosure and any such disclosure shall in each case of third party disclosure pursuant to (2) or (3), the party making the third-party disclosures shall first require the third party to sign a written confidentiality agreement requiring confidentiality obligations of the third party concerning the disclosed confidential information commensurate in scope with the obligations of the parties under this Section VIII, except that further disclosures by the third party of a nature as provided in (2) or (3) above shall not be permitted. The obligation of each party not to disclose confidential information of the other party except as provided herein shall survive the termination of this Agreement.

B. Existing Confidentiality Arrangements. The parties acknowledge that Lockhart or its subsidiaries or affiliates may have or will have confidential information regarding the composition of the Products as a result of certain manufacturing arrangements with Polar and that such arrangements are subject to certain confidentiality provisions. The parties acknowledge that this Agreement shall in no way be construed to conflict with, supersede or otherwise alter the terms and conditions of those existing confidentiality arrangements.

SECTION IX

RELATIONSHIP OF PARTIES

A. Relationship of the Parties. This Agreement shall not be construed as creating any partnership, joint venture, association or other entity. It is the intent of the parties that the relationship is solely that of parties with contractual commitments to one another as expressly set forth in this Agreement; that their rights and obligations with respect to one another will be solely those expressed in this Agreement; that neither party shall be the agent of the other for any purpose under this Agreement; and that the liabilities and obligations of the parties incurred in connection with this Agreement shall be separate.

B. Non-exclusivity as to Polar. The distribution arrangement provided for by this Agreement shall be specifica1ly limited to sales of the Products in accordance with this Agreement and any approved Distribution Contracts. Except where specifically prohibited by this Agreement or by an approved Distribution Contract, Polar and its affiliates shall have the right independently to engage in and receive full benefits from any business activity including, without limitation, the direct marketing and sale of the Products to any person or entity.

C. Non-Competition. Lockhart agrees that during the Term of this Agreement and for the period of one year after the termination of this Agreement, Lockhart will not consult with, distribute products for, arrange for the distribution of the products of or otherwise perform services for any competitor of Polar. Notwithstanding the notice provisions of Section V(B), any such actions on the part of Lockhart shall constitute a material breach of this Agreement, and upon the occurrence of such material breach, Polar shall have the right in its sole discretion to terminate this Agreement immediately by delivering to Lockhart a written termination notice stating that this Agreement is terminated pursuant to this paragraph.

SECTION X

INDEMNIFICATION; DISPUTE RESOLUTION

A. Indemnification. Each party agrees to defend, indemnify, save and hold harmless the other party, its employees, agents, officers, members, managers, directors, shareholders, partners and affiliates, from and against any and all claims, demands, causes of action, or liability for damages, loss or injuries, including reasonable attorneys’ and experts’ fees, which arise out of the breach of any representation, warranty, covenant or agreement of such party under this Agreement or from any failure of such party to perform its obligations under this Agreement.

B. Dispute Resolution. In the event of any dispute relating to or arising from Sections I, II, III, or IV of this Agreement, such dispute shall, at the request of either party, be submitted to binding arbitration. The arbitration proceedings shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final, binding, and non-appealable. Notwithstanding the provisions of this paragraph, nothing herein shall require arbitration of any issue for which injunctive relief is properly sought by a party hereto.

SECTION XI

MISCELLANEOUS

A. Force Majeure. Other than obligations to make payments hereunder, the fulfillment of any obligation under this Agreement is subject to strikes, lockouts, accidents, fires, floods, or other acts of God, embargoes, government actions, or any other cause beyond the control of either party; provided that the affected party shall promptly notify the other party of the occurrence of any such event and the affected party shall use its reasonable commercial efforts to overcome the event of force majeure, provided neither party shall be obligated to settle any labor dispute on terms not satisfactory to such party in its sole discretion. If a party is prevented from fulfilling its obligations under this Agreement because of such a force majeure event for a period of 120 days or more, the other party may at any time thereafter terminate this Agreement by written notice to the affected party, without any further obligation (except for the obligations surviving termination as provided in Section XI(H)).

B. Compliance with Laws. Each party will comply with all applicable U.S., or other laws applicable to their respective activities under this Agreement.

C. Notice. When written notice is required by this Agreement, it shall be sent by certified mail, courier, overnight delivery service, facsimile or by such other method as will permit the sender to verify delivery, to the addresses set forth below:

For POLAR:

Polar Molecular Corporation

Attention: Mark L. Nelson

4600 S. Ulster Street, Suite 940

Denver, Colorado 80237

Facsimile: 303-221-4137

For LOCKHART:

Lockhart Chemical Company

Attention: Thomas J. Gillespie

2873 West Hardies Road

Gibsonia, Pennsylvania 15044

Facsimile: (724) 444-7641

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives confirmation of receipt of the facsimile. Notice shall be deemed received when actually delivered to the recipient. The addresses and transmittal numbers set forth above can be changed only by written notice which complies with the requirements of this Section XI(C).

D. Assignment. This Agreement, and any rights and obligations hereunder, shall not be transferred, conveyed, assigned or otherwise disposed of in whole or in part by either party, by merger, amalgamation, consolidation, operation of law, or otherwise, without the prior written consent of the other party; provided that Polar shall be entitled to assign its rights and obligations under this Agreement to any of its affiliates or successors without the prior written consent of Lockhart.

E. No Waiver. Any failure of either party to enforce at any time any of the provisions of this Agreement, or any rights or remedies with respect thereto, or to exercise any election herein provided, shall not constitute a waiver of any such provision, right, remedy or election or in any way affect the validity thereof or of this Agreement. The exercise by either party of any of its rights, remedies or elections under the terms of this Agreement shall not preclude or prejudice such party’s right to exercise at any other time the same or any other right, remedy or election it may have under this Agreement. The rights of termination provided herein are in addition to any other right, remedy or election a party may have hereunder or at law or in equity, including the right to sue for breach without terminating this Agreement. In the event that a party has been determined to have materially breached this Agreement, the non-breaching party shall be entitled to pursue all appropriate legal and equitable relief and shall be entitled to recover, in addition to any other relief granted, reasonable attorney fees and expenses of litigation or arbitration. In the event there is any type of purchase order or other commercial transaction agreement, in the event of conflict, the terms of this Agreement shall prevail.

F. Entire Agreement; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous representations or warranties between the parties relating hereto. No modification or amendment to this Agreement or any of its provisions shall be binding unless contained in writing signed by both parties.

G. Governing Law. THIS AGREEMENT AND ANY DOCUMENTS OR AGREEMENTS ANCILLARY HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

H. Survival. The obligations with respect to intellectual property ownership under Section VI, the confidentiality obligations under Section VIII, the non-competition provisions of Section IX(C), the indemnification and dispute resolution procedures under Section X (including the indemnification for any breach of the Agreement occurring prior to the date of termination) shall survive any termination of this Agreement.

I. Severability. The invalidity or unenforceability of any portion of this Agreement shall not effect the validity or enforceability of the remainder thereof.

J. Headings. The headings to the sections of this Agreement are solely for convenience of reference, and they shall not govern, limit or aid in the interpretation of any terms or provisions of this Agreement.

K. Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the transactions contemplated by this Agreement and shall not issue any press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

[Signature Page Follows]

The undersigned parties have executed this Agreement to be effective as of the Effective Date.

POLAR: POLAR MOLECULAR CORPORATION

By:	/s/ Mark L. Nelson
Name: Mark L. Nelson Title: President and Chief Executive Officer

LOCKHART: LOCKHART CHEMICAL COMPANY

By:	/s/ Thomas Gillespie
Name: T. J. Gillespie, Jr. Title: Chairman and President

SCHEDULE I

PRODUCTS

DurAlt® CFC-Diesel

GPMC-111

DurAlt® CFC-Gasoline

GPMC-114

DuraFlo® II WFC

GPMC-301

DuraSta® FS

GPMC-401

DuraKleen® RF

GPMC-501

SCHEDULE II

REQUIRED SALES VOLUMES

Term	Product	Volume (gallons)
Effective Date through December 31, 2004		400,000
January 1, 2005 through December 31, 2005		600,000
January 1, 2006 through December 31, 2006		900,000
January 1, 2007 through December 31, 2007		1,350,000
January 1, 2008 through Initial Term		2,025,000	*

* Prorated based on number of days from January 1, 2008 through the end of the Initial Term

SCHEDULE III

PRODUCTS SUBJECT TO LICENSE

Product	Royalty (per gallon)
DurAlt® CFC-Diesel GPMC-111	$7.01
DurAlt® CFC-Gasoline GPMC-114	$7.78
DuraFlo® II WFC GPMC-301	$
DuraSta® FS GPMC-401	$7.68
DuraKleen® RF GPMC-501	$